UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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FIRST COMMUNITY BANCORP
(Name of Registrant as Specified In Its Charter)

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FIRST COMMUNITY BANCORP

6110 El Tordo
P.O. Box 2388
Rancho Santa Fe, CA 92067

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 25, 2005

The 2005 Annual Meeting of Shareholders of First Community Bancorp (the “Company”) will be held on Wednesday, May 25, 2005 at 10:00 a.m. Pacific time at The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California 92067, for the following purposes:

1.      To elect eleven (11) members of the Board of Directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2.      To consider and act upon such other business and matters or proposals as may properly come before the annual meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 12, 2005 as the record date for determining which shareholders have the right to receive notice of and to vote at the annual meeting or any postponements or adjournments thereof.

You are cordially invited to attend the annual meeting. A Proxy Statement, Proxy Card, and a copy of the Company’s Annual Report for the fiscal year ended December 31, 2004, accompany this notice.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT AS MANY SHARES AS POSSIBLE MAY BE REPRESENTED AT THE MEETING. Your vote is important and we appreciate your cooperation in returning promptly your executed proxy card. Your proxy is revocable and will not affect your right to vote in person at the annual meeting.

If you plan to attend, please note that admission to the annual meeting will be on a first-come, first-served basis. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors
/s/ JARED M. WOLFF
Jared M. Wolff, Corporate Secretary
Rancho Santa Fe, California
April 21, 2005

TABLE OF CONTENTS

INTRODUCTION	1
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT	4
BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	5
PROPOSAL 1: ELECTION OF DIRECTORS	8
CORPORATE GOVERNANCE AND BOARD COMMITTEES	9
COMPENSATION OF DIRECTORS	11
EXECUTIVE OFFICERS	13
EXECUTIVE COMPENSATION	15
REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE ON EXECUTIVE COMPENSATION	20
REPORT OF THE AUDIT COMMITTEE	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
INDEPENDENT AUDITORS	25
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
OTHER BUSINESS	26
COMMUNICATION WITH THE BOARD OF DIRECTORS	27
INCORPORATION BY REFERENCE	27
ANNEX A FIRST COMMUNITY BANCORP AUDIT COMMITTEE CHARTER	A-1

FIRST COMMUNITY BANCORP

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 25, 2005

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of First Community Bancorp, a California corporation (the “Company,” “we” or “our”), to be used at our 2005 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting is scheduled to be held as follows:

Date:	Wednesday, May 25, 2005
Time:	10:00 a.m., Pacific time
Place:	The Inn, 5951 Linea del Cielo, Rancho Santa Fe, California 92067

This Proxy Statement and the accompanying form of proxy are first being sent to shareholders on or about April 25, 2005.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

   1.       What is being voted on at the Meeting?

The matters to be considered and voted upon at the Meeting are as follows:

1.      Election of Directors. To elect eleven (11) members of the Board of Directors who shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified.

2.      Other Business. To consider and act upon such other business as may properly come before the Meeting or any postponements or adjournments thereof.

   2.  Who is entitled to vote? How many votes am I entitled to?

Only shareholders of record as of April 12, 2005 (the “Record Date”) may vote at the Meeting. According to U.S. Stock Transfer Corporation, our transfer agent, there were 15,960,301 shares of common stock outstanding, excluding 460,916 shares of unvested restricted stock, held by approximately 1,271 shareholders as of the Record Date.

The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the eleven (11) directorships to be filled at the Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Each holder of the Company’s common stock is entitled to one vote for each share recorded in their name on the books of the Company as of the Record Date on any matter submitted to the shareholders for a vote, except that shareholders may vote their shares cumulatively for the election of directors if certain conditions are met at the Meeting. Cumulative voting provides each shareholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, which such shareholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,100 votes which you could then distribute among one or more nominees. Cumulative voting may only be exercised at the Meeting if (i) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting; and (ii) at least one shareholder has given notice at the Meeting prior to the voting of such shareholder’s intention to cumulate his/her votes.

The affirmative vote of the holders of a majority of the outstanding shares of common stock, voting in person or by proxy and entitled to vote at the Meeting, is required to approve any other matters properly brought before the Meeting. An abstention from voting will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against the matter, it will not have any impact on the vote.

   3.  Who pays the cost of soliciting proxies on behalf of the Company?

The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and employees of the Company or its subsidiaries telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

   4.  How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote FOR each of the nominees for director.

   5.  How many shares must be represented at the Meeting to constitute a “quorum”?

A majority of the outstanding shares must be present at the Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. Broker non-votes (i.e., proxies from banks, brokers or other nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote as to a matter which such bank, broker or other nominee does not have discretionary power to vote) will also be counted as being present for purposes of determining a quorum.

   6.  What do I have to do to vote?

You may vote by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors’ nominees for election as directors and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Meeting. You may change or revoke your vote at any time before it is counted at the Meeting by:

•        notifying our Secretary at the address shown above in writing that you wish to revoke your proxy;

•        submitting a later dated proxy card; or

•        attending the Meeting and voting in person.

Attending the Meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

   7.  What do I have to do to vote my shares if they are held in “street name”?

If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them.

   8.  How will voting on any other business be conducted?

We do not know of any business to be considered at the Meeting other than the election of directors. If any other business is properly presented at the Meeting, any of the persons named on the proxy card as your designated proxies may vote on such matter in their discretion. Any matter other than the election of directors must receive affirmative votes from at least a majority of the shares voting in order to be approved.

   9.  Who can attend the Meeting?

Any shareholder entitled to vote at the Meeting may attend the Meeting and vote in person. If you hold shares in “street name” and would like to attend the Meeting and vote in person, you will need to bring a brokerage account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting.

10.  How do I get more information about the Company?

With this Proxy Statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which includes our financial statements. If you did not receive our Annual Report, we will send it to you without charge. The Annual Report includes a list of exhibits filed with the Securities and Exchange Commission (the “SEC”), but does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Please write to:

Investor Relations

First Community Bancorp

275 N. Brea Blvd.

Brea, California 92821

You may also send your request by facsimile to (714) 674-5377 or by e-mail to investor-relations@firstcommunitybancorp.com.

We also maintain a website at http://www.firstcommunitybancorp.com where you may view, print and download our public filings. In addition, the SEC maintains a website at http: //www.sec.gov that also contains our public filings.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

The following table sets forth information as of April 4, 2005 regarding the beneficial owners of more than five percent of the outstanding shares of the Company’s common stock (the only class of equity outstanding). To the Company’s knowledge, based on the public filings which beneficial owners of more than five percent of the outstanding shares of the Company’s common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of the Company’s common stock as of April 4, 2005 other than those set forth below.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Sole Voting and Investment Power	Shared Voting and Investment Power	Deferred Plan Shares	Total	Percent of Class(1)
John M. Eggemeyer(2) 6051 El Tordo Rancho Santa Fe, California 92067	314,265	2,030,378	26,166	2,370,809	14.8%
William J. Ruh(3) 6051 El Tordo Rancho Santa Fe, California 92067	52,620	2,030,378	—	2,082,998	13.1%
Castle Creek Capital Partners Fund IIa, LP 6051 El Tordo Rancho Santa Fe, California 92067	—	973,506	—	973,506	6.1%

(1)          Based on 15,958,801 shares of Common Stock of the Company issued and outstanding as of April 4, 2005, excluding 460,916 shares of unvested restricted and performance stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of April 4, 2005, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)          Mr. Eggemeyer has direct beneficial ownership of 223,079 shares of Company common stock, indirect ownership of 1,686 shares held by a trust of which Mr. Eggemeyer is trustee and options exercisable within 60 days of April 4, 2005, to purchase 89,500 shares of Company common stock. Mr. Eggemeyer shares voting power and investment power (i) through Castle Creek Capital Partners Fund I, LP of which he is a principal, with respect to 645,662 shares; (ii) through Castle Creek Capital Partners Fund IIa, LP, of which he is a principal, with respect to 973,506 shares; and (iii) through Castle Creek Capital Partners Fund IIb, LP, of which he is a principal, with respect to 411,210 shares. Mr. Eggemeyer’s ownership includes 26,166 shares held by the trustee of the First Community Bancorp Directors Deferred Compensation Plan (the “Deferred Plan”) for which he does not have voting power. Mr. Eggemeyer’s ownership excludes 22,000 shares of restricted stock granted to Mr. Eggemeyer in December 2004. The restricted stock vests in annual one-third increments beginning in December 2005 and vests in full upon a change in control of the Company.

(3)          Mr. Ruh has direct beneficial ownership of 51,720 shares of Company common stock and indirect ownership of 900 shares held by a trust of which Mr. Ruh is trustee. Mr. Ruh, Executive Vice President of Castle Creek Capital, LLC and sole shareholder of one of its controlling members, shares voting and investment power with John M. Eggemeyer, III, Chief Executive Officer of Castle Creek Capital LLC.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table indicates the beneficial ownership of the Company’s common stock (the only class of equity outstanding) as of April 4, 2005 by: (1) each of the Company’s current directors and nominees for election; (2) the chief executive officer (the “CEO”) and the four most highly compensated executive officers of the Company during 2004 other than the CEO (together as a group, “Named Executive Officers”); and (3) all current directors, nominees and executive officers of the Company as a group, based on the Company’s records and data supplied by each of the current directors, nominees and executive officers.

	Amount and Nature of Beneficial Ownership
Name or Number of Persons in Group	Sole Voting and Investment Power	Shared Voting and Investment Power	Options(1)	Deferred Plan Shares(2)	Total		Percent of Class(3)
Directors and Nominees Who Are Not Named Executive Officers
John M. Eggemeyer	224,765	2,030,378	89,500	26,166	2,370,809	(4)	14.8%
Chairman of the Board, Current Director and Director Nominee
Stephen M. Dunn	17,100	—	5,100	2,697	24,897	(5)	*
Current Director and Director Nominee
Barry C. Fitzpatrick	—	7,893	5,100	6,913	19,906	(6)	*
Current Director and Director Nominee
Charles H. Green	500	500	—	1,732	2,732	(7)	*
Current Director and Director Nominee
Susan E. Lester	2,000	—	—	—	2,000		*
Current Director and Director Nominee
Timothy B. Matz	42,275	—	2,500	2,697	47,472		*
Current Director and Director Nominee
Arnold W. Messer	—	20,497	—	727	21,224	(8)	*
Current Director and Director Nominee
Daniel B. Platt	2,080	—	—	—	2,080		*
Current Director and Director Nominee
Robert A. Stine	—	13,853	5,100	6,734	25,687	(9)	*
Current Director and Director Nominee
David S. Williams	—	33,628	8,100	2,697	44,425	(10)	*
Current Director and Director Nominee
Named Executive Officers
Matthew P. Wagner	170,203	—	150,000	16,401	336,604	(11)	2.1%
President and Chief Executive Officer of the Company, Current Director and Director Nominee
Robert M. Borgman	—	41,633	16,666	—	58,299	(12)	*
President and Chief Executive Officer of First National Bank
Suzanne R. Brennan	393	17,900	23,333	—	41,626	(13)	*
Executive Vice President and Manager of Operations and Systems

Victor R. Santoro	12,950	2,500	—	13,536	28,986	(14)	*
Executive Vice President and Chief Financial Officer of the Company
Jared M. Wolff	1,145	7,963	13,334	—	22,442	(15)	*
Executive Vice President, General Counsel and Corporate Secretary
All Directors, Nominees and Executive Officers as a group (20 persons)	563,129	2,221,106	383,599	84,957	3,252,791		19.9%

              *  Represents less than 1.0% of the outstanding shares of the Company’s common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See footnotes (1) and (3) below.

    (1)  For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. This includes options which will vest within 60 days of April 4, 2005.

    (2)  The shares are held by the trustee of the Deferred Plan and for which the participant does not have voting power.

    (3)  Based on 15,958,801 shares of Common Stock of the Company issued and outstanding as of April 4, 2005, excluding 460,916 shares of unvested restricted and performance stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of April 4, 2005, are deemed to be outstanding for such person or persons but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    (4)  Mr. Eggemeyer has direct beneficial ownership of 223,079 shares of Company common stock and indirect ownership of 1,686 shares held by a trust of which Mr. Eggemeyer is trustee. Mr. Eggemeyer shares voting power and investment power (i) through Castle Creek Capital Partners Fund I, LP of which he is a principal, with respect to 645,662 shares; (ii) through Castle Creek Capital Partners Fund IIa, LP, of which he is a principal, with respect to 973,506 shares; and (iii) through Castle Creek Capital Partners Fund IIb, LP, of which he is a principal, with respect to 411,210 shares. Mr. Eggemeyer’s ownership excludes 22,000 shares of restricted stock granted to Mr. Eggemeyer in December 2004. The restricted stock vests in annual one-third increments beginning in December 2005 and vests in full upon a change in control of the Company.

    (5)  Mr. Dunn has indirect ownership of 4,900 shares held by the Romar Company Employees Profit Sharing Plan pursuant to which Mr. Dunn acts as trustee, and 12,200 shares held by Stephen M. Dunn doing business as W.S. Properties, a sole proprietorship.

    (6)  Mr. Fitzpatrick has shared voting and investment power in 7,893 shares that are held in a trust of which he is co-trustee.

    (7)  Mr. Green has shared voting and investment power in 500 shares that are held in a trust of which he is co-trustee.

    (8)  Mr. Messer has shared voting and investment power in 20,000 shares which are held in joint tenancy with his wife. Mr. Messer shares voting power with respect to 497 shares that are held by family members sharing his household.

    (9)  Mr. Stine has shared voting and investment power with respect to 13,853 shares that are held in a trust of which he is co-trustee.

(10)  Mr. Williams has shared voting and investment power with respect to 33,628 shares that are held in joint tenancy with his wife.

(11)     Amount does not include 50,000 shares of restricted performance stock granted to Mr. Wagner in July 2003 or 12,525 shares of restricted stock granted to Mr. Wagner in June 2004. The restricted performance stock vests in part and in full upon the Company obtaining certain financial targets and vests in full upon a change in control of the Company. The restricted stock vests in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company.

(12)     Mr. Borgman has shared voting and investment power with respect to 41,633 shares that are held in a trust of which he is co-trustee. Amount does not include 15,000 shares of restricted performance stock granted to Mr. Borgman in July 2003 or 5,010 shares of restricted stock granted to Mr. Borgman in June 2004. The restricted performance stock vests in part and in full upon the Company obtaining certain financial targets and in full upon a change in control of the Company. The restricted stock vests in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company.

(13)     Ms. Brennan has shared voting and investment power with respect to 17,900 shares that are held in a trust of which she is co-trustee. Amount does not include 12,500 shares of restricted stock granted to Ms. Brennan in July 2003 or 3,675 shares of restricted stock granted in to Ms. Brennan in June 2004. The restricted performance stock vests in part and in full upon the Company obtaining certain financial targets and in full upon a change in control of the Company. The restricted stock vests in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company.

(14)     Mr. Santoro has shared voting and investment power in 2,500 shares which are held in joint tenancy with his wife. Amount does not include 26,666 shares of restricted stock granted to Mr. Santoro in September 2003 of which 13,333 vests in 2005 and 13,333 vests in 2006 or 100% vests in full upon a change in control of the Company. Amount does not include 5,010 shares of restricted stock granted to Mr. Santoro in June 2004, which vests in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company.

(15)     Mr. Wolff has shared voting and investment power with respect to 7,963 shares that are held in a trust of which he is co-trustee. Amount does not include 12,500 shares of restricted performance stock granted to Mr. Wolff in July 2003 and 4,345 shares of restricted stock granted to Mr. Wolff in June 2004. The restricted performance stock vests in part and in full upon the Company obtaining certain financial targets and in full upon a change in control of the Company. The restricted stock vests in annual one-third increments beginning June 14, 2005 and vests in full upon a change in control of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The bylaws of the Company provide that the authorized number of directors shall not be less than 7 nor more than 12 with the exact number of directors to be fixed from time to time by resolution of a majority of the Board of Directors or by resolution of the shareholders. On January 23, 2002 the number of directors was fixed at 11. The Board is currently composed of 11 directors. Eleven directors were elected at the 2004 Annual Meeting of Shareholders held on May 26, 2004.

The persons named in the following table have been recommended by the Compensation, Nominating and Governance Committee of the Board and approved by the Board of Directors as nominees for election to serve as directors of the Company until the next annual meeting of shareholders and until their successors are duly elected and qualified. All director nominees are current directors.

With respect to such election, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all eleven (11) of the Board’s nominees, or as many thereof as possible under the rules of cumulative voting, if any persons are nominated other than by the Board of Directors. In the event that any of the Board’s nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors.

Name	Principal Occupation During the Past Five Years	Age	Year First Elected or Appointed Director
Stephen M. Dunn	Real estate development, brokerage and consulting and property management; President, Romar Company since March 1980.	57	2001
John M. Eggemeyer

Chairman of the Board of the Company since June 2000 and Chairman of the Board, Rancho Santa Fe National Bank from February 1995 until the formation of the Company; Founder and Chief Executive Officer, Castle Creek Capital LLC and Castle Creek Financial LLC which together form a merchant banking organization serving the banking industry; Director, TCF Financial Corporation since October 1994; Trustee, American Financial Realty Trust since October 2002; Chairman and Chief Executive Officer, Union Acceptance Corporation since October 2000; Chairman and Chief Executive Officer, Centennial Bank Holdings, Inc. since August 2004; Director, Centennial Bank Holdings since April 2004.

		59	2000
Barry C. Fitzpatrick	Attorney; Partner, Newnhan, Fitzpatrick, Weston & Brennan, LLP, since January 2005; Partner, Fitzpatrick & Showen, LLP, Counsellors at Law, April 1996 to December 2004.	58	2000
Charles H. Green	Independent Consultant; Managing Director, National Homebuilder Group, Bank of America, September 1998 to September 2001; Chief Credit Officer, Commercial Real Estate Group, Bank of America, June 1992 to August 1998.	69	2003

Arnold W. Messer	President and Chief Operating Officer, Phoenix Pictures, since 1994; Executive Vice President, Sony Pictures Entertainment, 1992 to 1994.	59	2004
Susan E. Lester	Private investor; Chief Financial Officer, Homeside Lending, Inc., October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation, February 1996 to May 2000.	48	2003
Timothy B. Matz	Attorney; Partner, Elias, Matz, Tiernan & Herrick, Washington, D.C., since December 1972.	60	2001
Daniel B. Platt	President, Del Mar Financial since May 2003; Executive Vice President and Chief Financial Officer, Burnham Pacific Properties, November 1995 to June 2002.	58	2003
Robert A. Stine	President and Chief Executive Officer, Tejon Ranch Company since May 1996; independent consultant, March 1995 to April 1996; President and Chief Executive Officer, Collins Development Co., June 1986 to March 1995.	58	2000
Matthew P. Wagner	President and Chief Executive Officer of the Company since September 2000; Director, Centennial Bank Holdings, Inc., since April 2004; President and Chief Executive Officer, Western Bancorp, October 1996 to November 1999.	48	2001
David S. Williams	Chairman, Williams Mechanical, Inc., since January 2003; President, Williams Plumbing, Inc., January 1979 to December 2002.	62	2000

The Board of Directors’ Recommendation

The Board of Directors recommends that shareholders vote FOR all of the nominees listed above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

The Company is committed to maintaining good corporate governance practices and adhering to the highest standards of ethical conduct. The Board regularly reviews its governance procedures and to ensure compliance with rapidly changing laws, rules and regulations that govern the Company’s business. The Company’s website at www.firstcommunitybancorp.com includes important information regarding Company policies and Board charters, including the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics, as well as all of the Company’s SEC filings and press releases.

During the fiscal year 2004, the Board of Directors of the Company met 6 times. The independent directors also met twice in executive session during 2004. Mr. Timothy Matz, chair of the Audit Committee, presided at such meetings of the independent directors as the lead director during 2004. Mr. Robert Stine has been elected by the independent directors as lead director for 2005. No director attended less than 75% of the Company’s Board meetings or the Committee meetings on which he or she served during 2004. The Board’s policy regarding director attendance at the Annual Meeting of Shareholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2004, five directors attended the 2004 Annual Meeting of Shareholders.

Asset Liability Management (“ALM”) Committee

The current members of the ALM Committee are Stephen M. Dunn (Chairman), John M. Eggemeyer, Charles H. Green, Susan E. Lester and Matthew P. Wagner. The ALM Committee monitors compliance by the Company and its subsidiaries with the Company’s ALM policies and receives reports from the Company’s executive management ALM committee which oversees the management of the Company’s investment portfolio and asset/liability strategy on a day-to-day basis. The objective of the Company’s ALM policy is to manage balance sheet and off-balance sheet assets and liabilities in order to maximize the spread between interest earned and interest paid, to maintain acceptable levels of interest rate risk and to ensure that the Company has the ability to pay liabilities as they come due and to fund continued asset growth. The executive management members responsible for managing the Company’s ALM activities generally meet monthly to discuss ALM activities. The ALM Committee reviews management reports and management’s recommendations for the Company’s ALM strategies on a going forward basis, and oversees management’s development and implementation of asset/liability pricing in order to attain the overall strategic objectives of the Company. During 2004, the ALM Committee met 4 times.

Audit Committee

The current members of the Audit Committee are Susan E. Lester, Timothy B. Matz (Chairman), Daniel B. Platt, Robert A. Stine and David S. Williams. Each member of the Audit Committee is “independent” as defined by the rules of the SEC, the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Company’s Corporate Governance Guidelines. The Board has determined that each member of the Audit Committee is financially literate and that each of Ms. Susan E. Lester and Mr. Daniel B. Platt is qualified as an audit committee financial expert and that each of them has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee” included in this Proxy Statement, as well as in the Audit Committee charter attached hereto as Annex A. The charter of the Audit Committee was last amended as of December 14, 2004. The charter also may be obtained on the Company’s website, at www.firstcommunitybancorp.com under the section entitled “Corporate Governance.” During 2004, the Audit Committee met 11 times.

Compensation, Nominating and Governance (“CNG”) Committee

The current members of the CNG Committee are Barry C. Fitzpatrick (Chairman), Charles H. Green, Timothy B. Matz, Arnold W. Messer and David S. Williams. Each member of the CNG Committee is “independent” as defined by the rules of the SEC, the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines. The CNG Committee reviews and approves or makes recommendations to the Board of Directors on matters concerning the salaries and benefits, including equity compensation, of the Company’s executive officers. The CNG Committee also monitors compliance with the Company’s Corporate Governance Guidelines and makes recommendations to the Board of Directors regarding the composition and size of the Board and its committees.  In furtherance thereof, the CNG Committee identifies, evaluates and recommends candidates for the Company’s Board of Directors and considers nominees for director nominated by the Company’s shareholders in accordance with the Company’s By-Laws. The CNG Committee operates under a charter that was last amended as of December 15, 2004, a copy of which may be obtained on the Company’s website at

www.firstcommunitybancorp.com under the section entitled “Corporate Governance.” During 2004, the CNG Committee met 6 times.

In identifying and recommending nominees for positions on the Board of Directors, the CNG Committee places primary emphasis on the criteria set forth under “Selection of Directors” in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds and experience; and (6) the ability and skill set required and other relevant experience.

The CNG Committee does not set specific, minimum qualifications that nominees must meet in order for the CNG Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Members of the CNG Committee may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The CNG Committee will consider candidates recommended by shareholders against the same criteria as nominees not proposed by shareholders. Shareholders who wish to submit nominees for director for consideration by the CNG Committee for election at our 2006 Annual Meeting should follow the process detailed in the section entitled “Other Business—Director Nominations” on page  26 of this Proxy Statement.

Executive Committee

The current members of the Executive Committee are John M. Eggemeyer (Chairman), Stephen M. Dunn, Barry C. Fitzpatrick, Timothy B. Matz and Matthew P. Wagner. The Executive Committee reviews and makes recommendations to the Board of Directors with respect to strategic, acquisition and other opportunities for the Company and is authorized to act on behalf of the Board when it is impractical for the full Board to meet. In addition, the Executive Committee is a forum to review other significant matters not addressed by the other Board committees and to make appropriate recommendations to the Board of Directors. During fiscal 2004, the Executive Committee met 5 times.

Family Relationships

There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

On February 4, 2004, based on recommendations from the CNG Committee, the Board of Directors approved the following compensation to be granted to non-employee directors of the Company for service on the Board during their term:

Chairman of the Board	$84,000
Each other non-employee director	$42,000

The compensation paid to directors for service on the Board is paid quarterly. The Company does not pay a per Board meeting fee or a per committee meeting fee. The Company reimburses directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board of Directors.

Directors’ Deferred Compensation Plan

The Company has adopted a Directors’ Deferred Compensation Plan, or the Deferred Plan, that allows all directors of the Company and its subsidiaries, including employee directors of the Company and its subsidiaries, to elect by written notice to defer payment of all or a portion of their directors’ fees, in the case of outside directors, or base salary, bonus or other compensation in the case of employee directors, for the next succeeding calendar year into the Deferred Plan. The Deferred Plan permits participants to elect to have deferred amounts invested in a money market account or common stock of the Company. The Deferred Plan has been designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Participation in the Deferred Plan is voluntary and participants may change their elections annually, or otherwise as permitted by the Deferred Plan and applicable regulations governing the deferred tax treatment of the Deferred Plan.

The Company has established a rabbi trust (the “Trust”) that maintains a separate bookkeeping account for each of the participants in the Deferred Plan and holds the deferred amounts. U.S. Bank, N.A. has been appointed trustee of the Trust and recordkeeper of the Deferred Plan. All deferred amounts are deemed invested in a money market fund or deemed invested in shares of common stock of the Company depending on the election made by the participant. The value of a participant’s account is measured by the value of and income from Company common stock as well as by the value of interest received from funds invested in a money market account. Full power to construe, interpret and administer the Deferred Plan is vested with an administrative committee, which consists of certain non-director executive officers of the Company and is chaired by the Chief Financial Officer of the Company (the “Administrative Committee”).

The Deferred Plan allows amendments to be made by the Board from time to time, provided that no such amendment may (without a director’s consent) alter rights to payments of amounts already credited or delay the time at which deferred amounts are scheduled to be paid. The Company intends to maintain the Deferred Plan and Trust in a manner that will allow ongoing availability of the exemption under SEC Rule 16b-3 (unless a ruling is received indicating that such exemption is not necessary) and therefore currently intends to submit to shareholders for approval any amendments which would materially increase the benefits available or the number of shares of common stock which may be issued under the Deferred Plan, or which would materially modify the requirements for participation in the Deferred Plan.

The Company pays all administrative expenses of the Deferred Plan for its participants as well as the applicable portion of the trustee’s and administrator’s fees and expenses. Fees paid for administration of the Deferred Plan in 2004 were $5,939.

Not later than the next regularly scheduled meeting of the Administrative Committee following a participant’s termination of service, the Administrative Committee must direct the trustee to commence distribution of the amounts payable to such participant under the Deferred Plan and direct the trustee of the Trust (described below) as to the form of payment (whether in cash or in Company common stock). Amounts due under the Deferred Plan are paid in a lump sum or in annual installments, consistent with the method of payment selected by the participant at the time of his or her deferral election.

In the event of death, a participant’s payment shall be made to the persons named in the last written instrument signed by the participant and received by the Administrative Committee prior to the participant’s death, and in the event the participant fails to name any person, the amounts shall be paid to the estate or the appropriate distributee of such participant.

The Company contributes deferred amounts into the Trust, which was established to aid in the accumulation of assets for the payment of amounts deferred. The Company may, in its discretion, contribute to the Trust an amount equal to the amounts deferred by the participants.

If the Company becomes insolvent, the trustee is required to cease payments from the Trust and dispose of Trust assets pursuant to the direction of a court of competent jurisdiction.

EXECUTIVE OFFICERS

The following table sets forth, as to each of the persons who currently serves as an executive officer of the Company, such person’s age, current position and the period during which such person has served in such position. Following the table is a description of each Executive Officer’s principal occupation during the past five years.

Name	Age	Position	Year hired by the Company or Subsidiary
Christopher D. Blake	45	President of the Eastern Region—Pacific Western National Bank	2002
Robert M. Borgman	57	President and Chief Executive Officer—First National Bank	2000
Suzanne R. Brennan	54	Executive Vice President, Manager of Operations and Systems of the Company	2002
Robert G. Dyck	48	Executive Vice President and Chief Credit Officer of the Company	2001
Lynn M. Hopkins	37	Executive Vice President of the Company; Chief Financial Officer—Pacific Western National Bank and First National Bank	2002
William T. Powers	64	President of the Desert Region—Pacific Western National Bank	2000
Victor R. Santoro	56	Executive Vice President and Chief Financial Officer of the Company	2003
Michael L. Thompson	59	Executive Vice President—Human Resources of the Company	2000
Matthew P. Wagner	48	President and Chief Executive Officer of the Company	2000
Jared M. Wolff	36	Executive Vice President, General Counsel and Secretary of the Company	2002

Christopher D. Blake is President of the Eastern Region and a director of Pacific Western National Bank. Mr. Blake joined Pacific Western National Bank in October 1994 and served as Chief Credit Officer until being appointed Chief Operating Officer in December 1999. He became President of the Eastern Region when the bank was acquired by the Company on January 31, 2002.

Robert M. Borgman is President and Chief Executive Officer and a director of First National Bank. Prior to assuming his current position in July 2003, Mr. Borgman was Executive Vice President and Chief Credit Officer of the Company, and Executive Vice President, Chief Credit Officer and a director of each of First National Bank and Pacific Western National Bank since the Company’s formation in May 2000. Prior to joining the Company, Mr. Borgman was Executive Vice President and Chief Credit Officer of Western Bancorp from August 1997 to November 1999. Prior to joining Western Bancorp, Mr. Borgman was the founder, President and Chief Executive Officer of National Business Finance, Inc., a national commercial finance and factoring organization headquartered in Denver, Colorado, from July 1987 to August 1997.

Suzanne R. Brennan is Executive Vice President, Manager of Operations and Systems of the Company. She also serves as a director of each of Pacific Western National Bank and First National Bank. Prior to joining the Company in April 2002, Ms. Brennan was President of Summit Consulting Group from January 2000 to March 2002, which specialized in due diligence, operations efficiency and system conversions for financial institutions. Ms. Brennan was Executive Vice President and Manager of Operations and Systems of Western Bancorp from July 1997 to November 1999.

Robert G. Dyck is Executive Vice President and Chief Credit Officer of the Company; Executive Vice President, Chief Credit Officer and a director of Pacific Western Bank; and Executive Vice President and a director of First National Bank. Prior to becoming Chief Credit Officer of the Company in November 2003, Mr. Dyck was Senior Vice President and Chief Credit Officer of Pacific Western National Bank since January 2001. Mr. Dyck was Senior Vice President and Chief Credit Officer of First Professional Bank from January 2000 to December 2000, when it was acquired by the Company. Mr. Dyck served as Senior Vice President and Senior Credit Officer for Western Bancorp from April 1997 to November 1999.

Lynn M. Hopkins is Executive Vice President of the Company and Executive Vice President, Chief Financial Officer and a director of each of First National Bank and Pacific Western National Bank. Prior to joining the Company in January 2002, Ms. Hopkins was a Senior Vice President and Controller of California Community Bancshares, Inc., a California-based bank holding company, from February 2000 through December 2001 and, in addition, served as Chief Financial Officer of its wholly-owned subsidiary, Bank of Orange County, from July 2000 through December 2001. From August 1998 to January 2000, Ms. Hopkins was the Controller of Western Bancorp and the Chief Financial Officer of Southern California Bank. Prior to Western Bancorp, Ms. Hopkins was a Senior Manager with KPMG LLP in the financial services assurance practice.

William T. Powers is President of the Desert Region of Pacific Western National Bank. He also serves as a director of Pacific Western National Bank. He formerly served as the President and Chief Executive Officer of First Community Bank of the Desert, a position he held from October 1993 to January 2002, when the bank was merged with Pacific Western National Bank and First Professional Bank, N.A.

Victor R. Santoro is Executive Vice President and the Chief Financial Officer of the Company, and Executive Vice President and a director of each of First National Bank and Pacific Western National Bank. Prior to joining the Company in September 2003, Mr. Santoro was with KPMG LLP, where he had been a partner since 1980, focusing primarily on clients in the banking industry.

Michael L. Thompson is Executive Vice President—Human Resources of the Company, and Executive Vice President—Human Resources and a director of each of First National Bank and Pacific Western National Bank. Prior to joining the Company in September 2000, Mr. Thompson was an Independent Consultant from November 1999 to September 2000. Mr. Thompson served as Senior Vice President—Human Resources of Western Bancorp from December 1998 to November 1999. Prior to joining Western Bancorp, Mr. Thompson was Senior Vice President of Human Resources for Citizens Business Bank from April 1989 to December 1998.

Matthew P. Wagner is President and Chief Executive Officer and a director of the Company. Mr. Wagner is also Chairman of the Board, President and Chief Executive Officer of Pacific Western National Bank and Vice Chairman of the Board of First National Bank. Prior to joining the Company in September 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from October 1996 to November 1999. Mr. Wagner has been a director of Centennial Bank Holdings, Inc. since April 2004.

Jared M. Wolff is Executive Vice President, General Counsel and Secretary of the Company and Executive Vice President, General Counsel, Secretary and a director of each of First National Bank and Pacific Western National Bank. Prior to joining the Company in October 2002, Mr. Wolff was associated with the Los Angeles office of the law firm Sullivan & Cromwell LLP, from January 2001 through September 2002. From October 1998 to August 2000, Mr. Wolff was Executive Vice President, Operations for eNutrition, Inc., a California retailer of nutritional supplements. From October 1997 to September 1998, Mr. Wolff was an investment banker in the Los Angeles office of Credit Suisse First Boston Corporation. Mr. Wolff is a member of the bars of the State of California and the State of New York.

EXECUTIVE COMPENSATION

The following table sets forth for fiscal years 2004, 2003 and 2002 the compensation for the CEO and for each of the four most highly compensated executive officers of the Company during fiscal 2004, other than the CEO, serving as executive officers at the end of fiscal 2004. These five persons are referred to collectively as the “Named Executive Officers.”

					Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Awards(2) ($)	Securities Underlying Options/SARs (#)	All Other Compensation(3) ($)
Matthew P. Wagner	2004	$441,667	$0	$91,459	$450,000	—	$735
President and	2003	400,000	180,000	39,119	3,190,000	—	656
Chief Executive Officer	2002	266,667	400,000	11,500	—	150,000	630
Robert M. Borgman	2004	225,000	0	33,787	180,000	—	2,182
President and Chief Executive	2003	182,708	81,000	16,059	957,000	—	128,782
Officer—First National Bank	2002	137,500	140,000	7,550	—	10,000	621
Suzanne R. Brennan	2004	165,000	0	34,805	132,000	—	901
Executive Vice President and	2003	148,750	60,000	21,375	797,500	—	683
Manager of Operations and Systems	2002	97,500	104,000	9,000	—	25,000	266
Victor R. Santoro	2004	225,000	0	65,170	180,000	—	106,069
Executive Vice President and	2003	74,279	35,000	11,500	1,362,000	—	—
Chief Financial Officer	2002	—	—	—	—	—	—
Jared M. Wolff	2004	191,667	0	55,099	156,000	—	336
Executive Vice President,	2003	175,000	120,000	21,375	797,500	—	—
General Counsel and Secretary	2002	36,458	100,000	2,500	—	20,000	—

(1)          Other annual compensation includes amounts for dividends on unvested restricted stock holdings, automobile allowances, and club memberships. The amounts shown for Mr. Wagner include: for 2004, $90,261 in dividends and $1,198 in automobile allowances;  for 2003, $37,500 in dividends and $1,619 in automobile allowances; and for 2002, $11,500 in automobile allowances. The amounts shown for Mr. Borgman include: for 2004, $27,629 in dividends, $4,276 in automobile allowances, and $1,882 for a club membership; for 2003, $11,250 in dividends and $4,809 in automobile allowances; and for 2002, $7,550 in automobile allowances. The amounts shown for Ms. Brennan include: for 2004, $22,805 in dividends and $12,000 in automobile allowances;  for 2003, $9,375 in dividends and $12,000 in automobile allowances; and for 2002, $9,000 in automobile allowances. The amounts shown for Mr. Santoro include: for 2004, $33,170 in dividends, $12,000 in automobile allowances, and $20,000 for a club membership; and for 2003, $7,500 in dividends and $4,000 in automobile allowances. The amounts shown for Mr. Wolff include: for 2004, $23,099 in dividends, $12,000 in automobile allowances, and $20,000 for a club membership;  for 2003, $9,375 in dividends and $12,000 in automobile allowances; and for 2002, $2,500 in automobile allowances.

(2)          In June 2004, in lieu of cash bonuses the Company awarded shares of restricted stock to Mr. Wagner (12,525 shares), Mr. Borgman (5,010), Ms. Brennan (3,675), Mr. Santoro (5,010), and Mr. Wolff (4,345). These shares of restricted stock vest in annual one-third increments beginning June 14, 2005. In 2003, the Company awarded shares of restricted performance stock to Mr. Wagner (100,000 shares), Mr. Borgman (30,000 shares), Ms. Brennan (25,000 shares), and Mr. Wolff (25,000 shares). The vesting of such shares is dependent upon the achievement of certain earnings per share targets. Half of the shares of restricted performance stock vested in March 2005, and it is expected that one-half of the remaining restricted performance stock will vest in March 2006 and the remainder will vest in March 2007. In 2003, the Company awarded 40,000 shares of restricted stock to Mr. Santoro which began vesting in annual one-third increments in September 2004. The restrictions on all the shares of restricted performance stock and restricted stock lapse and the stock would immediately vest upon a change in control of the Company.

Dividends on the unvested restricted performance stock and the unvested restricted stock are paid at the same rate as that paid on the Company’s outstanding common stock when declared by the Board of Directors. The amounts of such dividends paid are included in “Other Annual Compensation” in the above table.

The values for the restricted stock awards shown in the above table are based on the closing price of Company’s common stock on the grant dates rather than at the end of the year. The following table presents the number and value of unvested restricted performance stock and restricted stock awards held as of December 31, 2004, using the closing market price of the Company’s common stock of $42.70 per share on that date:

Named executive officer	Performance shares held	Restricted shares held	Total performance and restricted shares held	Market value as of December 31, 2004
Matthew P. Wagner	100,000	12,525	112,525	$4,804,818
Robert M. Borgman	30,000	5,010	35,010	1,494,927
Suzanne R. Brennan	25,000	3,675	28,675	1,224,423
Victor R. Santoro	—	31,676	31,676	1,352,565
Jared M. Wolff	25,000	4,345	29,345	1,253,032

(3)          Represents Company paid life insurance premiums for all named executive officers and reimbursed moving expenses of $127,198 for Mr. Borgman in 2003 and $103,962 for Mr. Santoro in 2004.

Options/SARs Grants in Last Fiscal Year

The Company did not make any grants of options or stock appreciation rights to its Named Executive Officers during the last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table lists the aggregate number of shares acquired on exercise of options and the value realized during 2004, as well as the aggregate number of unexercised options and the value of unexercised in-the-money options as of December 31, 2004.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ SARs at Fiscal Year- End (#)		Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)(3)
Matthew P. Wagner	—	—	191,500	50,000	$3,975,863	$794,500
Robert M. Borgman	25,000	$710,375	16,668	3,332	354,455	52,945
Suzanne R. Brennan	—	—	16,668	8,332	352,362	176,138
Victor R. Santoro	—	—	—	—	—	—
Jared M. Wolff	—	—	13,333	6,667	160,529	80,271

(1)          Values are based on the fair market value of Company common stock on December 31, 2004 of $42.70 minus the grant price.

(2)          These options would become immediately exercisable upon a change in control of the Company.

(3)          The value of unexercised in-the-money options at December 31, 2004 is presented to comply with SEC requirements. The actual amount realized upon any exercise of stock options will depend upon the excess of the fair market value of the Company’s common stock over the grant price at the time the stock option is exercised. There can be no assurance that the values of the unexercised stock options shown in the above table will be realized.

Defined Benefit Plans

The Company has no tax-qualified defined benefit plan or actuarial plan for any of its employees.

Employment Agreements

The Company does not have any employment agreements with its Named Executive Officers.

Termination of Employment and Change-in-Control Arrangements

Retirement Agreements

The Company does not have any retirement agreements with its Named Executive Officers.

Executive Severance Pay Plan

The Company has an Executive Severance Pay Plan (the “Severance Plan”) pursuant to which certain executives of the Company and its subsidiaries, including the Named Executive Officers, will be entitled to receive a severance payment from the Company under certain circumstances. The eligible participants are entitled to a severance payment from the Company if, within twenty-four (24) months after a Change in Control (as defined in the Severance Plan), their employment with the Company or one of its subsidiaries terminates for any reason other than (i) death, (ii) disability, (iii) termination by the Company or one of its subsidiaries for Just Cause (as defined in the Severance Plan), (iv) retirement in accordance with the normal policy of the Company, (v) voluntary termination by such executive other than for Good Reason (as defined in the Severance Plan) or (vi) the sale of the Company or the bank subsidiary which employed the executive if the executive has been offered employment with the purchaser on substantially the same terms and conditions under which such executive was employed prior to the sale. The amount of the severance payment under the Severance Plan will be equal to such executive’s compensation (including base salary and target bonus) multiplied by a multiplier ranging from one (1) to three (3) depending on the executive’s employee grade. In addition, if an executive becomes eligible for a severance payment, such executive will also be entitled to certain welfare benefits, as defined in the Severance Plan, for the applicable severance period set forth in the Severance Plan. In order to become eligible for severance payments under the Severance Plan, the executive must also execute and deliver a release in favor of the Company.

Under the Severance Plan, a Change in Control is defined as: (i) any person or group acquiring beneficial ownership of more than fifty percent (50%) of the aggregate voting securities of the Company or any successor to the Company; (ii)  the individuals who, as of the most recent date of the Severance Plan, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed by the Company’s articles of incorporation and bylaws; provided, however, that if the election, or nomination for election, by the Company’s shareholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such a new director shall be considered an Existing Director; provided, further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened “Election Contest” or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or (iii)  the consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any individual or entity other than the Company, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (a “Transaction”) does not otherwise result in a Change in Control pursuant to subparagraph (i) of this definition of Change in Control; provided, however, that no such Transaction shall constitute a Change in Control under this subparagraph (iii) if the persons who were the shareholders of the Company immediately before the consummation of such Transaction are the beneficial owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the aggregate voting securities of the entity surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the entity to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii).

The Severance Plan was last amended and approved by the CNG Committee of the Board of Directors of the Company on February 4, 2004.

Equity Compensation Plan Information

On May 28, 2003, the Company’s shareholders approved the 2003 Stock Incentive Plan (the “2003 Plan”), which amended and restated the Company’s 2000 Stock Incentive Plan. On May 26, 2004, the Company’s shareholders approved certain amendments to the 2003 Plan to modify the terms pursuant to which the Administrator of the 2003 Plan could grant awards. The 2003 Plan provides for the issuance of performance and restricted stock grants, stock appreciation rights and options to purchase up to 2,500,000 shares of the Company’s common stock. Information relating to shares of the Company’s common stock that may be issued under the Company’s 2003 Plan is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004. No shareholder action on the 2003 Plan is being requested at the Meeting.

Performance Graph

The Company’s common stock trades on the Nasdaq National Market® under the symbol “FCBP.” Prior to June 1, 2000, trading in the Company’s common stock (as Rancho Santa Fe National Bank) occurred solely “over the counter” and was not extensive. Consequently, sales price information prior to that date consists largely of quotations by dealers making a market in the Company’s common stock and may not represent actual transactions. As a result, the sales price information for the Company’s common stock in the preceding graph for 1999 reflects inter-dealer prices without any adjustments for mark-ups, mark-downs or commissions. In addition, trading in the Company’s common stock prior to June 1, 2000 was limited in volume and may not be a reliable indication of its market value.

The preceding graph shows the yearly cumulative total return on the Company’s common stock with a comparable return on the indicated index for the last five fiscal years. The total return on the Company’s common stock is determined based on the change in the price of the Company’s common stock and assumes reinvestment of all dividends and an original investment of $100. The total return on the indicated index also assumes reinvestment of dividends and an original investment in the index of $100.

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation, Nominating and Governance Committee, or CNG Committee, of the Board of Directors during 2004 consisted of Barry C. Fitzpatrick (Chairman), Charles H. Green, Timothy B. Matz, Arnold W. Messer and David S. Williams. Arnold W. Messer joined the CNG Committee in July 2004 following his election to the Company’s Board of Directors at the Company’s 2004 Annual Meeting of Shareholders. Each member of the CNG Committee is “independent” as defined by the rules of the SEC, the listing standards of Nasdaq and the Company’s Corporate Governance Guidelines.

In addition to its responsibilities to make recommendations for nominees to the Company’s Board and its committees and to oversee the governance and evaluation process of the Board and its committees, it is the duty of the CNG Committee to administer the Company’s compensation system and various incentive plans, including the 2003 Plan and the Executive Incentive Plan. The CNG Committee reviews and approves compensation levels of members of executive management, evaluates the performance of the executive management team and considers executive management succession and related matters. With respect to the compensation of the CEO, the CNG Committee evaluates and recommends such compensation to the Board for approval.  The CNG Committee reviews with the Board all material aspects of compensation for the Company’s executive officers.

Compensation Philosophy.   The primary goal of the Company’s compensation philosophy is to link a substantial portion of executive compensation (including the compensation of the CEO) to the profitability of the Company. The CNG Committee achieves this goal by tying substantial grants of equity compensation and an annual bonus to what it believes is the most significant measure of profitability: diluted earnings per share adjusted to exclude certain extraordinary charges as well as the effects of noncash expense items (“Cash EPS”). The target goals for annual bonuses as well as for long term incentive awards, such as performance stock grants, are generally based on substantial increases in Cash EPS performance.

The second goal of the compensation philosophy is to attract and retain highly competent executives. The CNG Committee achieves this objective by setting base compensation and incentives at competitive levels and by awarding substantial stock-based awards. The CNG Committee reviews executive compensation levels paid by competitors of a similar asset size to the Company, based on available data. The CNG Committee intends to pay at the highest end of the compensation scale, but only if the Company achieves financial performance at the high end of the peer group.

Components of Compensation.   The Company compensates its executive officers (including the CEO) in three ways: base compensation, cash bonus and stock-based awards.

Base Compensation—The CNG Committee of the Board reviews the base compensation of the CEO and of the executive officers reporting to him. The CNG Committee makes compensation recommendations for the CEO to the full Board. Based on recommendations from the CEO, the CNG Committee evaluates and determines compensation levels for the other members of the Company’s executive management team. The CNG Committee reviews banking-related salary survey data, and may request an opinion from outside compensation consultants, before making any significant adjustment to overall base compensation. The CNG Committee does not tie its base compensation decisions to any particular formulas, measurements or criteria, but members take into account the Company’s performance and compensation levels paid by comparable competitors.

Annual Cash Bonus—Pursuant to the Company’s Executive Incentive Plan, annual cash bonuses are paid to executives based on the achievement of certain Cash EPS goals. The following are the bonus percentages applicable to Cash EPS targets that were approved for the Company’s executives for 2004:

Achievement Level Award Opportunities	90% of Cash EPS Target	100% of Cash EPS Target	Over 100% of Cash EPS Target
CEO (Grade 1)	60% of Base Salary	100% of Base Salary	Board Discretion
Other Executive Officers (Grades 2,3,A)	50% of Base Salary	80% of Base Salary	CEO/Board Discretion

Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company’s executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year. The Company met its 2004 bonus threshold. In June 2004, upon approval from the CNG Committee, nearly all members of the Company’s executive management elected to receive their full target bonus in restricted stock vesting over three years, in lieu of receiving any cash bonus. One executive officer elected to receive a cash bonus and that bonus was paid in February 2005.

Stock-Based Awards—Recommendations of executive management for the grant of stock-based awards to officers of the Company under the Company’s 2003 Plan are generally submitted to the CNG Committee during the third quarter of each fiscal year, though such awards may be granted at other times at the discretion of the CNG Committee upon recommendation from executive management. In considering whether to recommend the grant of an award and the size of the grant to be awarded, executive management considers, with respect to the officer, the salary level, the contributions expected toward the growth and profitability of the Company and survey data indicating grants made to similarly situated officers at comparable financial institutions. The CNG Committee decides whether to approve the grant of stock-based awards, and the terms of such grant, after discussion with executive management presenting the grant proposals.  Prior to 2003, the primary equity awards granted were stock options. Following the approval of the 2003 Plan at the 2003 Annual Meeting of Shareholders in May 2003, the Company chose to grant restricted and performance stock-based awards in lieu of granting stock options as future incentive compensation.

In 2003, CNG Committee made certain long-term incentive grants of restricted stock and restricted performance stock to a number of members of senior management, including all of the Company’s executive officers.  The restricted performance stock grants vest over a seven year period, in whole or in part, based upon the achievement of certain financial targets. The restricted stock grants generally vest in full in thirds over three to four years. Prior to vesting, recipients of restricted stock and restricted performance stock grants are entitled to receive dividends on the shares underlying the grants at the same rate paid to shareholders generally. The CNG Committee made these grants as additional incentives to the Company’s senior officers to improve performance, enhance retention, and ultimately increase shareholder value. Half of the restricted performance stock vested in March 2005. Half of the remaining shares of restricted performance stock are currently expected to vest in March 2006 and the remainder is currently expected to vest in March 2007.

Annually, the CNG Committee reviews all components of compensation payable to the CEO and to executive officers, in terms of current compensation, long-term and incentive compensation, and payouts upon a change in control of the Company to ensure that the compensation system is meeting the goals of the Company’s compensation philosophy.

2004 Performance.   The Company achieved record results in 2004, including over $312.5 million in organic loan growth, with net income totaling $36.4 million for the year, an increase of 13% over 2003.

Further, the Company increased its net interest margin 34 basis points over 2003 despite the sustained low interest rate environment during 2004.  The Company achieved both the Cash EPS target for payout of target bonuses under the Executive Incentive Plan, as well as the Cash EPS target for the vesting of fifty percent of the restricted performance stock granted in 2003.

2004 CEO and Executive Compensation.   The CNG Committee reviewed the compensation of Matthew P. Wagner, the CEO, and each of the other nine highest paid executive officers for 2004. The compensation of the CEO and the four most highly compensated officers is set forth under “Executive Compensation”. It reported to the Board that in the CNG Committee’s opinion, the compensation paid to those officers for 2004 was reasonable in view of the Company’s consolidated performance and the contribution of those officers to that performance. In doing so, the CNG Committee also took into account how the compensation compared to that paid by competing companies as well as economic conditions in the Company’s service area.  The CNG Committee did not recommend an increase in the CEO’s base salary for 2005. Certain executive officers received increases in base salary for 2005.

Statement Regarding Deductibility.   Under Internal Revenue Code Section 162(m), the Company’s tax deduction may be limited to the extent total compensation paid to the Company’s chief executive officer or to any of the four other highest-paid executive officers exceeds $1 million in any one tax year. The deduction limit does not apply to payments which qualify as “performance-based” provided certain requirements are met, including receipt of shareholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance stock and performance stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CNG Committee believes that all options and performance stock granted under the 2003 Plan, including under the 2000 Stock Incentive Plan (as predecessor to the 2003 Plan), meet these conditions. Generally, it is the intent of the CNG Committee to structure the Company’s cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. However, the CNG Committee reserves the discretion to make payments or stock-based awards which are not tax deductible.

SUBMITTED BY THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Barry C. Fitzpatrick, Chairman
Charles H. Green
Timothy B. Matz
Arnold W. Messer
David S. Williams

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to (i) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the independent auditors and the Company’s internal audit function; (ii) decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (iii) prepare this Report. The Board has determined, upon recommendations from the CNG Committee, that each member of the Audit Committee is financially literate and that each of Ms. Susan E. Lester and Mr. Daniel B. Platt is qualified as an audit committee financial expert and that each of them has accounting or relating financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq.

The Audit Committee operates pursuant to a written charter that was last amended and restated in December 2004. The Audit Committee Charter is attached hereto as Annex A. As set forth in such charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and audit management’s assessment of the effectiveness of internal control over financial reporting.

During 2004, the Audit Committee performed all of its duties and responsibilities under the Audit Committee Charter. The Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2004 with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company for 2004 be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Susan E. Lester
Timothy B. Matz, Chairman
Daniel B. Platt
Robert A. Stine
David S. Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

John M. Eggemeyer was appointed to the Board of Rancho Santa Fe National Bank on February 27, 1995 and was appointed Chairman of the Board on that date. Mr. Eggemeyer became Chairman of the Board of the Company upon the Company’s formation on May 31, 2000. Pursuant to an agreement, dated October 21, 2004, with Castle Creek Financial, LLC of which Mr. Eggemeyer is Chief Executive Officer, the Company named Castle Creek Financial as the Company’s exclusive financial advisor (the “Castle Creek Contract”). The Castle Creek Contract may be cancelled by either party upon thirty (30) days notice, and provides for the payment of the following fees upon the consummation of certain transactions: (a) 2% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.5% of the aggregate value of the transaction if the aggregate value is $20 million or less; if the aggregate value is over $20 million, $300,000 plus 1.0% of the amount of the transaction in excess of $20 million. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company. Castle Creek Financial and its affiliates received approximately $955,000 of aggregate fees and expenses from the Company in 2004 for financial advice related to the acquisitions of First Community Financial Corp. and Harbor National Bank. Castle Creek also received other advisory fees and expenses incurred on behalf of the Company of approximately $70,000 for 2004 under the Castle Creek Contract.

The Castle Creek Contract is reviewed annually by independent members of the Board of Directors. In approving the Castle Creek Contract, the Board concluded that the contract was in the best interests of the Company and its shareholders and was on terms comparable to those prevailing for similar transactions with other persons not having any relationship with the Company. On October 20, 2004, the independent directors of the Board voted to renew the Castle Creek Contract for an additional one year term.

Certain directors and executive officers, entities associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Company’s subsidiary banks in the ordinary course of business during fiscal 2004. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. The Company expects its subsidiary banks to have banking transactions with such persons in the future.

Since July 2001, the Company has engaged Martin J. Wolff & Co., Inc. as its insurance broker to help the Company evaluate and obtain certain insurance products for the Company and its subsidiaries, including its group health insurance coverage, life and disability insurance and other insurance benefit products. Martin J. Wolff, the chairman of Martin J. Wolff & Co., Inc., is the father of Jared M. Wolff, the Company’s Executive Vice President, General Counsel and Secretary who joined the Company in October 2002. Jared Wolff was previously associated with the law firm of Sullivan & Cromwell LLP, which firm has been outside counsel to the Company since its formation in 2000. During 2004, the Company purchased comprehensive group insurance, disability insurance, executive life insurance and other insurance products from Martin J. Wolff & Co., Inc. totaling approximately $3.2 million in premiums. To the best knowledge of the Company, Martin J. Wolff & Co., Inc. received approximately $175,000 in commissions from such purchases. Jared Wolff is not involved in the analysis, negotiation or acquisition of group health, disability, executive life or other insurance products purchased by the Company from Martin J. Wolff & Co., Inc. In the opinion of the Company’s management, the transactions are in the best interests of the Company and its shareholders and have occurred on terms comparable to those available from other providers of similar products who have no relationship with the Company.

In April 2005, the Company entered into an agreement with Centennial Bank Holdings, Inc. (“Centennial”), a bank holding company with its principal place of business in Denver, Colorado, pursuant to which certain employees of the Company will provide services to Centennial and its subsidiary banks. These services include consulting services relating to the consolidation of branches, conversion and systems integration, compliance management and electronic banking, among other things. John M. Eggemeyer, Chairman of the Company, is also the Chairman and Chief Executive Officer of Centennial, and Matthew P. Wagner, President and Chief Executive and a director of the Company, is also a director of Centennial. The agreement was reviewed and approved by the Company’s independent directors. The initial term of the agreement is through December 31, 2005 and the agreement may be terminated by either party upon 30 days prior written notice. Fees payable to the Company are determined pursuant to hourly rates for the Company’s employees providing the services.

INDEPENDENT AUDITORS

The Audit Committee has reappointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives from KPMG LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Auditor Fees

The following is a description of fees billed to the Company by KPMG LLP during the last two fiscal years:

Audit Fees:   Audit fees include fees for the annual audit of the Company’s consolidated financial statements, review of interim financial statements included in the Company’s quarterly reports on Form 10-Q, review of registration statements filed with the Securities and Exchange Commission, and the issuance of consents and comfort letters. The aggregate audit fees billed to the Company by KPMG LLP for the years ended December 31, 2004 and 2003 totaled approximately $720,260 and $379,830, respectively.

Audit-Related Fees:   Audit-related fees billed to the Company by KPMG LLP consisted primarily of certain due diligence services related to acquisition and analysis conducted by KPMG in connection with such due diligence. The aggregate audit-related fees billed to the Company by KPMG LLP for the years ended December 31, 2004 and 2003 totaled approximately $25,557 and $170,616, respectively.

Tax Fees:   Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by KPMG LLP for the years ended December 31, 2004 and 2003 totaled approximately $201,394 and $240,509, respectively.

All Other Fees:   Other fees of $23,184 billed to the Company by KPMG LLP for the year ended December 31, 2003 related to the completion of our then permitted internal audit outsourcing contract.

Pre-Approval Policies and Procedures:   The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax services and all other services performed by the independent auditor. During 2004, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed for the Company by KPMG LLP. In approving any non-audit services, the Audit Committee considered whether the provision of the services would be compatible with maintaining KPMG LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% shareholders were complied with during 2004, except that John Eggemeyer filed one late Form 4 during 2004.

OTHER BUSINESS

Except as set forth herein, management has no knowledge of any other business to come before the Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the Proxy.

Shareholder Proposals

Business must be properly brought before an annual meeting in order to be considered by shareholders. To be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders, a shareholder proposal must be submitted in writing to the Company’s Secretary on or before December 26, 2005 and must satisfy the other requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. The proxy card for the 2006 Annual Meeting of Shareholders will give the designated proxy holder authority to vote at his or her discretion on any matter which is not brought to the Company’s attention on or before March 11, 2006.

Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning shareholder proposals. The notice of a proposal must also contain the following items:

•        The shareholder’s name, address, and beneficial ownership of shares of the Company,

•        The text of the proposal to be presented,

•        A brief written statement of the reasons why such shareholder favors the proposal, and

•        Any material interest of such shareholder in the proposal.

Director Nominations

Pursuant to Section 1.12 of Article I of the Company’s By-Laws, nominations for the election of directors may be made by a shareholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the meeting of the shareholders of the Company called for the election of directors. Director nominations proposed by shareholders to be made at the 2006 annual meeting must be received by our corporate secretary no earlier than February 23, 2006 and no later than March 25, 2006. Pursuant to the Company’s By-Laws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•        The shareholder’s name, address, and beneficial ownership of shares of the Company,

•        The name of the person to be nominated,

•        The name, age, business address, residential address, and principal occupation or employment of each nominee,

•        The nominee’s signed consent to serve as a director of the Company, if elected,

•        The number of shares of the Company’s stock beneficially owned by each nominee,

•        A description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•        Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of the Company By-laws specifying the requirements will be furnished to any shareholder upon written request to the Secretary.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, First Community Bancorp, 6110 El Tordo, P.O. Box 2388, Rancho Santa Fe, California 92067. The Board of Directors has adopted a process for handling correspondence received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Company’s General Counsel and/or other members of the Company’s management review committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include the ability to post reports anonymously via an Internet-based tool or via a toll-free “hot-line” available to employees and advisors for purposes of reporting alleged or suspected wrongdoing.

INCORPORATION BY REFERENCE

The sections in this Proxy Statement entitled “Report of Compensation, Nominating and Governance Committee on Executive Compensation”, “Performance Graph” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports or the performance graph by reference therein.

By Order of the Board of Directors
/s/ JARED M. WOLFF
Jared M. Wolff, Corporate Secretary
Dated: April 21, 2005

Annex A

FIRST COMMUNITY BANCORP

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

DECEMBER 14, 2004

Purposes of the Audit Committee

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of First Community Bancorp (the “Company”) are to assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. The Committee shall also prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the effectiveness of internal control over financial reporting. Management, in consultation with the Company’s internal auditors, is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviewing the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually reporting on management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004) and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The independent auditors for the Company are accountable to the Board and the Committee, as representatives of the shareholders. The Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolving disagreements between management and the auditors regarding financial reporting). The Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors (subject, if applicable, to shareholder ratification). The independent auditors shall report directly to the Committee.

The independent auditors shall submit to the Committee annually a formal written statement (the “Auditors’ Statement”) describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board Statement No. 1.

The independent auditors shall submit to the Committee annually a formal written statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on

Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (ii) assurance and related services not included in clause (i) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (iii) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (iv) all other products and services rendered by the independent auditors, in the aggregate and by each service.

Committee Membership

The Committee shall be comprised of at least three directors each of whom is (i) ”independent” under the rules of the Nasdaq Stock Market, Inc., except as permitted by Nasdaq Rule 4350(d) and the Sarbanes-Oxley Act of 2002, and the rules promulgated thereunder, (ii) does not accept any consulting, advisory or other compensatory fee from the Company or its subsidiaries other than in his or her capacity as a member of the Board or any committee of the Board, and (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the member’s financial sophistication and qualifies as an “audit committee financial expert” as such term is defined in Item 401(h)(2) of Regulation S-K under the Securities Act of 1933.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee, and discloses this determination in the Company’s annual proxy statement.

Members shall be appointed by the Board based on nominations recommended by the Company’s Compensation, Nominating and Governance Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Committee should periodically meet separately with management, the senior representative from the entity performing the Company’s Internal Audit function, the senior representative from the entity performing independent loan review and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. The Committee may request any other director, officer or employee of the Company, any consultant of the Company, or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or other similar means of communication in which all persons participating in the meeting can hear one another.

Duties and Responsibilities of the Audit Committee:

Each member of the Committee shall perform his or her duties in good faith, in a manner he or she believes to be in the best interests of the Company and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. In discharging that obligation, members should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors, to the fullest extent permitted by law.

To carry out its purposes, the Committee shall have the following duties, powers and responsibilities:

1.                with respect to the independent auditors,

(i)                          to be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including the resolution of disagreements between management and the independent auditors regarding accounting and financial reporting matters), who shall report directly to the Committee;

(ii)                      to be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Committee;

(iii)                  to pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors;

(iv)                    to ensure that the independent auditors prepare and deliver annually an Auditors’ Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of this Statement), and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

(v)                        to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and management, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted audit differences;

(vi)                    to review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors;

(vii)                to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner, and consider whether there should be a regular rotation of the audit firm itself;

(viii)            to review and approve all related party transactions of the Company; and

(ix)                    to take into account the opinions of management and the Company’s internal auditors in assessing the independent auditors’ qualifications, performance and independence;

2.                with respect to the Internal Audit function,

(i)                          to engage and oversee the Company’s Internal Auditors, and to renew and evaluate qualifications, performance and independence of the internal audit function (whether out-sourced or performed in-house);

(ii)                      to review reports from the internal auditors regarding internal controls and procedures, the Company’s financial controls, accounting system, operational controls and procedures, regulatory and legal compliance and changes to the Company’s policy and procedures manuals;

(iii)                  to advise the internal auditors that they are expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the Internal Auditors and management’s responses thereto;

3.                with respect to the External Credit Review function,

(i)                          to review reports from the Company’s external credit review consultants regarding the rating of the Company’s loans, the documentation in the Company’s credit files and the adherence of the Company to its credit policies;

(ii)                      to advise the external credit review consultants that they are expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by them and management’s responses thereto;

4.                with respect to accounting principles and policies, financial reporting and internal control over financial reporting,

(i)                          to advise management, the internal auditors and the independent auditors that they are expected to provide to the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting;

(ii)                      to consider any reports or communications (and management’s and/or the internal auditors’ responses thereto) submitted to the Committee by the independent auditors required by or referred to in SAS 61, 89 and 90 (as codified by AU Section 380), as they may be modified or supplemented or other professional standards, including reports and communications related to:

•        deficiencies, including significant deficiencies or material weaknesses, in internal control identified during the audit or other matters relating to internal control over financial reporting;

•        consideration of fraud in a financial statement audit;

•        detection of illegal acts;

•        the independent auditors’ responsibility under generally accepted auditing standards;

•        any restriction on audit scope;

•        significant accounting policies;

•        significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•        management judgments and accounting estimates;

•        any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•        the responsibility of the independent auditors for other information in documents containing audited financial statements;

•        disagreements with management;

•        consultation by management with other accountants;

•        major issues discussed with management prior to retention of the independent auditors;

•        difficulties encountered with management in performing the audit;

•        fees paid by the company and reconciliation of goods or services received therefor;

•        the independent auditors’ judgments about the quality of the entity’s accounting principles;

•        reviews of interim financial information conducted by the independent auditors; and

•        the responsibilities, budget and staffing of the Company’s internal audit function;

(iii)                  to meet with management, the independent auditors and, if appropriate, the internal auditors:

•        to discuss the scope of the annual audit;

•        to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditors or the independent auditors, relating to the Company’s financial statements;

•        to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

•        to discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company;

•        to discuss Company compliance with regulatory accounting requirements and policies, as well as the Company’s and its subsidiaries’ compliance with FDICIA, when applicable;

•        to review the form of opinion the independent auditors propose to render to the Board of Directors and shareholders; and

•        to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

(iv)                    to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

(v)                        to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(vi)                    to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act;

(vii)                to discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

(viii)            to discuss and review the type and presentation of information to be included in earnings press releases;

(ix)                    to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

(x)                        to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

(xi)                    to review and discuss any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules (17 C.F.R. Part 205) or otherwise;

(xii)                to establish hiring policies for employees or former employees of the independent auditors; and

(xiii)            to review and discuss with appropriate Company personnel the Bank Secrecy Act (the “BSA”) reports of the Company’s subsidiaries, including updates on the filing of any suspicious activity reports and compliance with the BSA and Title III of the USA PATRIOT Act;

5.                with respect to reporting and recommendations,

(i)                          to prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

(ii)                      to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors;

(iii)                  to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate; and

(iv)                    to prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Delegation of Pre-Approval Authority

The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

Resources and Authority of the Audit Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

The Company shall provide for appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of (but not limited to) the following:

1.                Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.                Compensation of any advisers employed by the Committee; and

3.                Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

DETACH PROXY CARD HERE

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FIRST COMMUNITY BANCORP

The undersigned hereby appoints VICTOR R. SANTORO, MICHAEL L. THOMPSON and JARED M. WOLFF, or any of them, with full power of substitution, the lawful attorneys and proxies of the undersigned, to vote all of the shares held by the undersigned in First Community Bancorp at the Annual Meeting of Shareholders to be held on May 25, 2005 (the “Meeting”) and at any postponements or adjournments thereof upon the matters listed below.

The Board of Directors recommends a vote FOR the election of each nominee for director.

(Continued, and to be marked, dated and signed, on the other side)

DETACH PROXY CARD HERE

PROXY		FIRST COMMUNITY BANCORP	SOLICITED BY THE BOARD OF DIRECTORS

1. To elect Directors	☐ FOR	☐ WITHHOLD AUTHORITY
All nominees listed below (except as marked to the contrary)

INSTRUCTION: to withhold authority for any individual, cross a line through the nominee’s name in the list below:

Stephen M. Dunn	John M. Eggemeyer	Barry C. Fitzpatrick	Charles H. Green

Susan E. Lester	Timothy B. Matz	Arnold W. Messer	Daniel B. Platt

Robert A. Stine	Matthew P. Wagner	David S. Williams

2. To transact any other business as may properly come before the Meeting and at any postponements or adjournments thereof.		☐ AUTHORITY	☐ WITHHOLD AUTHORITY

UNLESS A CONTRARY CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND OTHERWISE IN THE DISCRETION OF ANY OF THE APPOINTEES AS PROXIES.

Please sign exactly as name appears on reverse side. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign.

		Dated:	, 2005

Signature

Signature